EXHIBIT 99.1

Predictive Oncology Reports Second Quarter 2025 Financial Results and Provides Corporate Update

PITTSBURGH, Aug. 14, 2025 (GLOBE NEWSWIRE) -- Predictive Oncology (Nasdaq: POAI), a science-driven company leveraging its proprietary artificial intelligence and machine learning capabilities, extensive biorepository of tumor samples, and CLIA laboratory to accelerate oncologic drug discovery and enable drug development, today reported financial and operating results for the quarter ended June 30, 2025, and provided a corporate update. The Company reported a loss from continuing operations of approximately $2.0 million.

Q2 2025 and Recent Highlights:

  Continued to advance preparations for an aggressive market expansion of ChemoFx®, its validated flagship live cell drug response assay, in the U.S. and de novo Launch in Europe.
    By testing multiple chemotherapies on a patients’ cancer cells before treatment selection, ChemoFx helps determine which chemotherapies are more likely to be effective on the tumor and which are less likely to provide benefit to the patient.
    These data enable oncologists to make better and faster treatment decisions – eliminating the current “trial-and-error” approach – which could go a long way towards improving patient outcomes.
    The ChemoFx treatment selection marker and tumor profiling assay will initially focus on ovarian and other gynecological cancers and may include testing of other major tumor types of interest over time.
  Successfully developed two distinct and unique 3D liver toxicity models exclusively for Labcorp, a global leader of innovative and comprehensive laboratory services, including a human and rat model. Both models represent the liver microenvironment and can be used for the evaluation of both drug metabolism and liver toxicity related to drugs.
  Announced that, using publicly available datasets on drugs that have either been abandoned or discontinued by large pharmaceutical companies, Predictive has developed a portfolio of promising candidates that may potentially be repurposed for additional or alternative indications.
    Predictive Oncology’s initial screening approach on a small, curated cohort of abandoned drugs identified three compounds that warrant further exploration in new colon and breast tumor indications.
    Specifically, Afuresertib (breast), Alisertib (colon) and Entinosta (colon) demonstrated the highest proportion of hits within those two tumor types.
    Predictive Oncology is currently expanding this approach to evaluate additional abandoned drugs using publicly available data sets.
  Announced a standby equity purchase agreement for up to $10 million with YA II PN, LTD, an investment fund managed by Yorkville Advisors Global, LP.

“In addition to making noteworthy advancements in validating our proprietary technologies, during the second quarter 2025 and subsequent period, we also took meaningful steps toward strengthening our financial position while also creating a foundation from which to generate meaningful revenues in 2026 and beyond,” stated Raymond Vennare, Chairman and Chief Executive Officer of Predictive Oncology. “While we remain acutely focused on our core AI-driven drug and biomarker discovery and drug repurposing initiatives, we are also working tirelessly to expand availability of our proprietary ChemoFx live-cell tumor profiling assay in the U.S. while preparing for a de novo launch in Europe, both anticipated in Q4 of this year. ChemoFx not only represents significant potential revenue for our Company, but it is also the primary assay by which we populated our vast biobank of more than 150,000 patient tumor samples, which we regard as a key differentiator.”

“Importantly, the share purchase agreement that we announced just a few weeks ago with Yorkville Advisors represents an efficient and flexible source of capital that we can utilize to advance these initiatives. We are grateful to the Yorkville team for their support of our company and our vision, and we look forward to a long and mutually beneficial partnership,” Mr. Vennare added.

Q2 2025 Financial Summary:

  Concluded the second quarter of 2025 with $506,078 in cash and cash equivalents, compared to $611,822 as of December 31, 2024, and a stockholders’ deficit of $1,653,400 as compared to a stockholders’ deficit of $202,610 as of December 31, 2024. During the second quarter, the Company raised approximately $586,000 in combined gross proceeds through a private placement and its At-the-Market (ATM) facility.
  Basic and diluted loss per common share from continuing operations for the quarter ended June 30, 2025, was $0.22, as compared to $0.53 for the quarter ended June 30, 2024.

Q2 2025 Financial Results:

  The Company recorded revenue of $2,682 and $67,255 in the three months ended June 30, 2025, and 2024, respectively. The decrease in revenue from the comparative period was primarily due to decreased sales of tumor-specific 3D models and 3D kits in the three months ended June 30, 2025.
  General and administrative expenses increased by $50,481 to $1,875,655 in the three months ended June 30, 2025, compared to $1,825,174 in the comparable period in 2024. The increase was primarily due to increased legal fees, offset by decreased fees to consultants and outside advisors, as well as decreased employee compensation related to lower headcount.
  Operations, research and development expenses decreased by $58,977 to $499,715 in the three months ended June 30, 2025 compared to $558,692 in the comparable period in 2024. The decrease was primarily due to decreased headcount and decreased consultant fees.
  Sales and marketing expenses increased by $134,773 to $268,959 in the three months ended June 30, 2025, compared to $134,186 in the comparable period in 2024. The increase was primarily due to increased fees for digital marketing consultants, partially offset by lower employee compensation resulting from lower headcount.
  Net cash used in operating activities of continuing operations was $4,280,632 in the six months ended June 30, 2025, compared to $5,504,158 in the six months ended June 30, 2024. Cash used in operating activities of continuing operations decreased in the 2025 period primarily due to lower cash operating losses, partially offset by increased cash used in working capital. Lower cash operating losses were primarily due to decreased operating expenses. Cash used in working capital increased due to increases in prepaid expenses and decreases in operating lease liabilities, offset by increases in accounts payable and accrued expenses. The increases in accounts payable and accrued expenses were partially offset by the write-offs of aged accounts payable and related accrued expenses.

Forward-Looking Statements:
Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, the risks related to the success of our collaboration arrangements, commercialization activities and product sales levels by our collaboration partners, and other factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

Investor Relations Contact:
Michael Moyer
LifeSci Advisors, LLC
mmoyer@lifesciadvisors.com

PREDICTIVE ONCOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$506,078	$611,822
Accounts receivable	22,957	34,154
Inventories	42,706	45,760
Prepaid expense and other assets	603,930	272,779
Current assets of discontinued operations	47,723	1,261,403
Total current assets	1,223,394	2,225,918

Property and equipment, net	284,654	347,588
Intangibles, net	48,667	50,955
Lease right-of-use assets	1,776,142	2,047,241
Other long-term assets	98,478	98,478
Non-current assets of discontinued operations	4,031	202,337
Total assets	$3,435,366	$4,972,517

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,346,499	$1,044,394
Note payable	265,501	-
Accrued expenses and other liabilities	1,139,294	1,236,378
Contract liabilities	149,076	224,076
Lease liability	602,865	555,169
Current liabilities of discontinued operations	342,204	533,384
Total current liabilities	3,845,439	3,593,401

Lease liability – net of current portion	1,243,327	1,558,239
Non-current liabilities of discontinued operations	-	23,487
Total liabilities	5,088,766	5,175,127

Stockholders’ deficit:
Preferred stock, 20,000,000 shares authorized inclusive of designated below
Series B Convertible Preferred Stock, $.01 par value, 2,300,000 shares authorized, 79,246 shares outstanding as of June 30, 2025 and December 31, 2024	792	792
Common stock, $.01 par value, 200,000,000 shares authorized, 9,596,737 and 6,666,993 shares outstanding as of June 30, 2025, and December 31, 2024, respectively	95,967	66,670
Additional paid-in capital	183,189,447	180,156,199
Accumulated deficit	(184,939,606)	(180,426,271)
Total stockholders’ deficit	(1,653,400)	(202,610)

Total liabilities and stockholders’ deficit	$3,435,366	$4,972,517

PREDICTIVE ONCOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET LOSS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue	$2,682	$67,255	$112,992	$72,113
Cost of sales	18,221	13,858	63,339	36,291
Gross profit (loss)	(15,539)	53,397	49,653	35,822

Operating expenses:
General and administrative	1,875,655	1,825,174	3,703,855	4,150,838
Operations, research and development	499,715	558,692	1,020,121	1,188,777
Sales and marketing	268,959	134,186	272,592	742,896
Total operating expenses	2,644,329	2,518,052	4,996,568	6,082,511
Total operating (loss)	(2,659,868)	(2,464,655)	(4,946,915)	(6,046,689)
Other income	682,424	9,461	685,852	28,118
Other expense	(1,451)	(1,834)	(3,248)	(3,571)
Gain on derivative instruments	-	359	-	1,368
Loss from continuing operations	(1,978,895)	(2,456,669)	(4,264,311)	(6,020,774)
Loss from discontinued operations	(91,567)	(724,592)	(249,024)	(1,379,330)
Net (loss)	$(2,070,462)	$(3,181,261)	$(4,513,335)	$(7,400,104)

Loss per common share, basic and diluted:
Loss from continuing operations	$(0.22)	$(0.53)	$(0.52)	$(1.38)
Loss from discontinued operations	(0.01)	(0.15)	(0.03)	(0.32)
Net (loss) per common share, basic and diluted	$(0.23)	$(0.68)	$(0.55)	$(1.70)

Weighted average shares used in computation – basic and diluted	9,108,984	4,664,771	8,136,008	4,363,812